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                     July 1, 2022

       Matthew Brown,
       Chief Financial Officer
       Altair Engineering Inc.
       1820 East Big Beaver Road
       Troy, MI 48083

                                                        Re: Altair Engineering
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 001-38263

       Dear Mr. Brown,:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology